Exhibit 99.1

Lear Contact:   Katya Pruett

248-447-1646

Jason Cardew to Succeed Jeff Vanneste as Lear Chief Financial Officer

SOUTHFIELD, Mich., October 1, 2019 — Lear Corporation (NYSE: LEA), a global automotive technology leader in seating and electrical and electronic systems, today announced it has appointed Jason Cardew to the position of Senior Vice President and Chief Financial Officer, effective November 1, 2019. He will report to President and CEO Ray Scott.

Cardew will succeed Jeffrey H. Vanneste who currently serves as Senior Vice President and Chief Financial Officer. After more than 20 years with the company, Vanneste has elected to retire, effective October 31, 2019. He will continue in a non-executive, consulting and advisory role to Lear’s senior management team through February 2020.

“I would like to thank Jeff for his leadership, dedication and commitment to Lear. He played a crucial role in the development and execution of fundamental business strategies for the company, and I wish him all the best in the next chapter of his life,” said Scott. “I also want to congratulate Jason, who brings deep knowledge of our company’s global finances and strategy. I look forward to working closely with him as Lear continues to focus on investing in profitable growth, further improving operational efficiencies and delivering superior value to our shareholders.”

In his new role, Cardew will be responsible for Lear’s global financial strategy and financial activities, including Accounting, Financial Transactions and Controls, Financial Reporting, Corporate Business Planning and Analysis, and Treasury and Tax matters worldwide. Since joining the company in 1992, Cardew has served in various operational and commercial finance roles with increasing responsibility, including Vice President of Financial Planning and Analysis, Interim CFO and, most recently, Vice President of Finance for Lear’s Seating and E-Systems businesses.

“I am excited to be appointed to this role and help guide Lear through a period of extraordinary opportunity in the auto industry,” Cardew said. “I would also like to thank Jeff for developing an exceptionally talented Finance team at Lear. I am motivated to continue to build on the foundation he provided. With Lear’s product quality, innovative technology, global manufacturing footprint and commitment to operational excellence, we are well positioned for continued growth and value creation.”

About Lear Corporation

Lear is a global automotive technology leader in seating and electrical and electronic systems. Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 161,000 employees located in 39 countries. Lear currently ranks #147 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation. Lear is where passion drives possibilities.

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